UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

United States Steel Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

The following press release was issued by United States Steel Corporation on March 29, 2024:

NEWS RELEASE ©2024 U. S. Steel. All Rights Reserved www.ussteel.com FOR IMMEDIATE RELEASE Leading Independent Proxy Advisory Firms ISS and Glass Lewis Recommend U. S. Steel Shareholders Vote “FOR” the Pending Transaction with Nippon Steel Corporation (NSC) ISS and Glass Lewis Recommendations Reiterate that Transaction Delivers Clear Benefits to U. S. Steel Shareholders PITTSBURGH – March 29, 2024 – United States Steel Corporation (NYSE: X) (“U. S. Steel”) today announced that leading independent proxy advisory firms Institutional Shareholder Services (“ISS”) and Glass Lewis & Co. (“Glass Lewis”) have recommended that U. S. Steel shareholders vote “FOR” the pending transaction with Nippon Steel Corporation (“NSC”) (TSE: 5401) at the upcoming special meeting on April 12, 2024. In its March 27, 2024 report, ISS stated: • “There is no doubt that the offer represents a meaningful premium for shareholders resulting from a thorough and competitive sales process. Ultimately, the board chose the certainty of value inherent in an all-cash offer from NSC over a lower cash and stock offer from [Cleveland-Cliffs [(“CLF”)] that, in the board’s view, carried considerable risk in obtaining antitrust approval without significant divestitures – which could in turn jeopardize whether CLF shareholders would approve a potential transaction. The board’s decision is defensible, particularly given the commitments from NSC to

©2024 U. S. Steel. All Rights Reserved NEWS RELEASE www.ussteel.com obtain necessary regulatory approvals.” • “The sales process was thorough, shareholders are receiving a sizable premium, there is a potential downside risk of non-approval, and there is certainty of value in NCS’s cash offer.” In its March 27, 2024 report, Glass Lewis stated: • “… we believe the disclosed engagement framework and functionally public solicitation effort appear to have been suitably comprehensive and supportive of obtaining the greatest possible value for USS shareholders.” • “…we would highlight the following: (i) the deal-implied trailing EBITDA multiple of 6.7x substantially exceeds the Company's stand-alone valuation in the run-up to announcement (approximately 2.55x as of August 11, 2023, trailing one-year average of approximately 1.52x as of August 11, 2023); the deal-implied forward EBITDA multiple of 8.2x substantially exceeds the Company's stand-alone valuation in the run-up to announcement (approximately 4.06x as of August 11, 2023, trailing one-year average of approximately 3.28x as of August 11, 2023); (iii) the deal-implied trailing EBITDA multiple of 6.7x falls between the median and mean trailing EBITDA multiples derived by Barclays in its review of precedent transactions (6.4x and 6.9x, respectively); and (iv) in absolute terms, the proposed purchase price represents a roughly twelve-year unaffected high for USS investors. Taken together…we thus believe there exists persuasive cause to conclude the proposed all-cash purchase price is attractive here.” • “…as it relates to the political/regulatory element, we believe USS has negotiated adequate procedural safeguards and remedies intended to give the NSC deal the best possible opportunity of securing necessary approvals…” U. S. Steel issued the following statement in response: “We are pleased that ISS and Glass Lewis support our Board’s unanimous recommendation that shareholders vote “FOR” our pending transaction with Nippon Steel. Through increased financial investment and NSC’s contribution of advanced technologies, Nippon Steel will advance American priorities by driving greater quality and competitiveness for customers in the critical industries that rely on American steel while strengthening American supply chains. Importantly, U. S. Steel will retain its headquarters in Pittsburgh, Pennsylvania and together with NSC will bolster and grow U. S. Steel in the U.S. market in a way that prioritizes our talented employees and union members. This transaction combines two companies with world-leading technologies and manufacturing capabilities to better serve our customers in the United States and globally and provide our

©2024 U. S. Steel. All Rights Reserved NEWS RELEASE www.ussteel.com shareholders with the opportunity to realize certain and immediate value at a 142% premium compared to the last day of trading before the strategic alternatives process was announced.” U. S. Steel shareholders of record at the close of business on March 4, 2024 will be entitled to vote at the special meeting, including by submitting a proxy in advance of the meeting. U. S. Steel shareholders who need assistance in completing the proxy card, need additional copies of the proxy materials or have questions regarding the upcoming special meeting should contact U. S. Steel’s proxy solicitor: Innisfree M&A Incorporated 501 Madison Avenue, 20th Floor New York, NY 10022 Toll Free: (877) 825-8621 (from the U.S. and Canada) or (412) 232-3651 (from other locations) Barclays Capital Inc., Goldman Sachs & Co. LLC and Evercore are serving as financial advisors to U. S. Steel. Milbank LLP and Wachtell, Lipton, Rosen & Katz are acting as legal advisors. About U. S. Steel Founded in 1901, United States Steel Corporation is a leading steel producer. With an unwavering focus on safety, the Company’s customer-centric Best for All® strategy is advancing a more secure, sustainable future for U. S. Steel and its stakeholders. With a renewed emphasis on innovation, U. S. Steel serves the automotive, construction, appliance, energy, containers, and packaging industries with high value-added steel products such as U. S. Steel’s proprietary XG3® advanced high-strength steel. The Company also maintains competitively advantaged iron ore production and has an annual raw steelmaking capability of 22.4 million net tons. U. S. Steel is headquartered in Pittsburgh, Pennsylvania, with world-class operations across the United States and in Central Europe. For more information, please visit www.ussteel.com. Additional Information and Where to Find It This communication relates to the proposed transaction between the United States Steel Corporation (the “Company”) and Nippon Steel Corporation (“NSC”). In connection with the proposed transaction, the Company has filed and will file relevant materials with the United States Securities and Exchange Commission (“SEC”), including the Company’s proxy statement on Schedule 14A (the “Proxy Statement”), a definitive version of which was filed with the SEC on March 12, 2024. The Company commenced disseminating the definitive Proxy Statement to stockholders of the Company on or about March 12, 2024. The Company may also file other documents with the SEC regarding the proposed transaction. This communication is not a substitute for the Proxy Statement or for any other document that may be filed with the SEC in connection with the proposed transaction. The proposed transaction will be

©2024 U. S. Steel. All Rights Reserved NEWS RELEASE www.ussteel.com submitted to the Company’s stockholders for their consideration. BEFORE MAKING ANY VOTING DECISION, THE COMPANY’S STOCKHOLDERS ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC, INCLUDING THE PROXY STATEMENT (A DEFINITIVE FILING OF WHICH HAS BEEN MADE WITH THE SEC), AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY, NSC AND THE PROPOSED TRANSACTION. The Company’s stockholders will be able to obtain free copies of the definitive Proxy Statement, as well as other documents containing important information about the Company, NSC and the proposed transaction once such documents are filed with the SEC, without charge, at the SEC’s website (www.sec.gov). Copies of the Proxy Statement and the other documents filed with the SEC by the Company can also be obtained, without charge, by directing a request to United States Steel Corporation, 600 Grant Street, Suite 1884, Pittsburgh, Pennsylvania 15219, Attention: Corporate Secretary; telephone 412-433-1121, or from the Company’s website www.ussteel.com. Participants in the Solicitation NSC, the Company and their directors, and certain of their executive officers and employees may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in respect of the proposed transaction. Information regarding the directors and executive officers of the Company who may, under the rules of the SEC, be deemed participants in the solicitation of the Company’s stockholders in connection with the proposed transaction, including a description of their direct or indirect interests, by security holdings or otherwise, is set forth in the Proxy Statement, a definitive version of which was filed with the SEC on March 12, 2024. Information about these persons is included in each company’s annual proxy statement and in other documents subsequently filed with the SEC, and was included in the definitive version of the Proxy Statement filed with the SEC. Free copies of the Proxy Statement and such other materials may be obtained as described in the preceding paragraph. Forward-Looking Statements This communication contains information regarding the Company and NSC that may constitute “forward-looking statements,” as that term is defined under the Private Securities Litigation Reform Act of 1995 and other securities laws, that are subject to risks and uncertainties. We intend the forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in those sections. Generally, we have identified such forward-looking statements by using the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “target,” “forecast,” “aim,” “should,” “plan,” “goal,” “future,” “will,” “may” and similar expressions or by using future dates in connection with any discussion of, among other things, statements expressing general views about future operating or financial results, operating or financial performance, trends, events or developments that we expect or anticipate will occur in the future, anticipated cost savings, potential capital and operational cash improvements and changes in the global economic environment, the construction or operation of new or existing facilities or capabilities, statements regarding our greenhouse gas emissions reduction goals, as well as statements regarding the proposed transaction, including the timing of the completion of the transaction. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. Forward-looking statements include all statements that are not historical facts, but instead represent only the Company’s beliefs regarding future goals, plans and expectations about our prospects for the future and other events, many of which, by their nature, are inherently uncertain and outside of the Company’s or NSC’s control. It is possible that the Company’s or NSC’s actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking

©2024 U. S. Steel. All Rights Reserved NEWS RELEASE www.ussteel.com statements. Management of the Company or NSC, as applicable, believes that these forward-looking statements are reasonable as of the time made. However, caution should be taken not to place undue reliance on any such forward-looking statements because such statements speak only as of the date when made. In addition, forward looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from the Company’s or NSC’s historical experience and our present expectations or projections. Risks and uncertainties include without limitation: the ability of the parties to consummate the proposed transaction on a timely basis or at all; the timing, receipt and terms and conditions of any required governmental and regulatory approvals of the proposed transaction; the occurrence of any event, change or other circumstances that could give rise to the termination of the definitive agreement and plan of merger relating to the proposed transaction (the “Merger Agreement”); the possibility that the Company’s stockholders may not approve the proposed transaction; the risks and uncertainties related to securing the necessary stockholder approval; the risk that the parties to the Merger Agreement may not be able to satisfy the conditions to the proposed transaction in a timely manner or at all; risks related to disruption of management time from ongoing business operations due to the proposed transaction; certain restrictions during the pendency of the proposed transaction that may impact the Company’s ability to pursue certain business opportunities or strategic transactions; the risk that any announcements relating to the proposed transaction could have adverse effects on the market price of the Company’s common stock or NSC’s common stock or American Depositary Receipts; the risk of any unexpected costs or expenses resulting from the proposed transaction; the risk of any litigation relating to the proposed transaction; the risk that the proposed transaction and its announcement could have an adverse effect on the ability of the Company or NSC to retain customers and retain and hire key personnel and maintain relationships with customers, suppliers, employees, stockholders and other business relationships and on its operating results and business generally; and the risk the pending proposed transaction could distract management of the Company. The Company directs readers to its Quarterly Report on Form 10-Q for the quarter ended September 30, 2023 and Form 10-K for the year ended December 31, 2023, and the other documents it files with the SEC for other risks associated with the Company’s future performance. These documents contain and identify important factors that could cause actual results to differ materially from those contained in the forward-looking statements. Risks related to NSC’s forward-looking statements include, but are not limited to, changes in regional and global macroeconomic conditions, particularly in Japan, China and the United States; excess capacity and oversupply in the steel industry; unfair trade and pricing practices in NSC’s regional markets; the possibility of low steel prices or excess iron ore supply; the possibility of significant increases in market prices of essential raw materials; the possibility of depreciation of the value of the Japanese yen against the U.S. dollar and other major foreign currencies; the loss of market share to substitute materials; NSC’s ability to reduce costs and improve operating efficiency; the possibility of not completing planned alliances, acquisitions or investments, or such alliances, acquisitions or investments not having the anticipated results; natural disasters and accidents or unpredictable events which may disrupt NSC’s supply chain as well as other events that may negatively impact NSC’s business activities; risks relating to CO2 emissions and NSC’s challenge for carbon neutrality; the economic, political, social and legal uncertainty of doing business in emerging economies; the possibility of incurring expenses resulting from any defects in our products or incurring additional costs and reputational harm due to product defects of other steel manufacturers; the possibility that we may be unable to protect our intellectual property rights or face intellectual property infringement claims by third parties; changes in laws and regulations of countries where we operate, including trade laws and tariffs, as well as tax, environmental, health and safety laws; and the possibility of damage to our reputation and business due to data breaches and data theft. All information in this communication is as of the date above. Neither the Company nor NSC undertakes any duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s or NSC’s expectations whether as a result of new information, future events or otherwise, except as required by law.

©2024 U. S. Steel. All Rights Reserved NEWS RELEASE www.ussteel.com Media Contacts: Tara Carraro Senior Vice President, Chief Communications Officer, U. S. Steel T- 412-433-1300 E- media@uss.com Kelly Sullivan / Ed Trissel Joele Frank, Wilkinson Brimmer Katcher T- 212-895-8600 Emily Chieng Investor Relations Officer, U. S. Steel T – (412) 618-9554 E – ecchieng@uss.com Scott Winter / Gabrielle Wolf Innisfree M&A Incorporated T - 212.750.5833